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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment No. 1 to Rights Agreement ("Amendment No. 1") is made by and between Investors Financial Services Corp., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent") as of the 17th day of June, 1998. Reference is made to the Rights Agreement dated as of September 25, 1995 (the "Agreement") between the parties. Capitalized terms not defined herein shall have the respective meaning ascribed to them in the Agreement.

         In accordance with Section 27 of the Agreement, the Company hereby amends the Agreement as follows:

         1. Effective immediately, the Rights Agreement is hereby amended to (i) delete all references to "Continuing Director" or "Continuing Directors" and insert in place thereof "Director" or "Directors", as appropriate; (ii) delete
Section 1(o) in its entirety and replace Section 1(o) with the following: "(o) "Director" shall mean any member of the Board, and "Directors" shall mean the members of the Board."; (iii) change the notice address for the Company set forth in Section 26 to Investors Financial Services Corp., P.O. Box 9130, Boston, MA 02117-9130; and (iv) delete from Section 29 in each place that it appears the phrase "(with, where specifically provided for herein, the concurrence of the Continuing Directors)".

         2. Effective immediately, the Form of Rights Certificate attached to the Agreement as Exhibit B is hereby amended (i) to add, immediately following the words "the Rights Agreement, dated as of September 25, 1995" in the first paragraph, the words ", as amended"; and (ii) to delete in its entirety the second sentence of the seventh paragraph "Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors.".

         3. Except as specifically amended and set forth herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

         4. By execution of this Amendment No. 1, the Company hereby certifies to the Rights Agent that the amendments to the Agreement reflected herein comply with Section 27 of the Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed and delivered as of the date first written above.

                             INVESTORS FINANCIAL SERVICES CORP.

                             By: /s/ Kevin J. Sheehan
                                 ------------------------------------
                             Kevin J. Sheehan
                             President, Chief Executive Officer and Chairman

                             FIRST CHICAGO TRUST COMPANY OF
                             NEW YORK



                             By: /s/ Jane Gorostiola
                                 ------------------------------------
                             Name: Jane Gorostiola
                             Title:  Assistant Vice President